Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Everett V. Pizzuti, CEO                                                                                                                      September 6, 2012
  Joseph P. O’Connell, CFO
                 Tel: 800-343-4039
                 www.Astro-MedInc.com

Astro-Med, Inc. Appoints Gregory A. Woods as Chief Operating Officer

WEST WARWICK, RI – September 6, 2012 – Astro-Med, Inc. (NASDAQ:ALOT) announced today that Gregory A. Woods was appointed as its Executive Vice President and Chief Operating Officer, effective immediately.

Mr. Woods joins the company with a strong background in executive management within the electronics manufacturing sector. He previously served as President or CEO of several industrial electronics firms, including an electronic controls division of Danaher, the diversified global manufacturing company. In these roles, his strategic planning and managerial expertise led to significant domestic and international business growth.

“We are pleased to welcome Greg to Astro-Med,” said Everett V. Pizzuti, President and CEO. “Greg is an experienced executive who brings with him a wealth of knowledge in strategic business planning and in management of industrial electronics firms. His talent in growing businesses through internal organic growth initiatives and in guiding them through the right strategic acquisitions will raise Astro-Med to a new level of growth and profitability.”

Mr. Woods graduated with a BA in Physics from Colgate University, a BE in Computer and Mechanical Engineering from Dartmouth College, and received an MBA from the University of Rochester.

Mr. Woods is a member of several corporate boards and serves on the president’s executive advisory board for the Association for Manufacturing Technology, which promotes high technology manufacturing in the United States.

Mr. Woods resides in Medfield, MA and is married with three children.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems.  Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies, and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2012 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.